Exhibit 1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 23, 2017 by and among tronc, Inc., a Delaware corporation (the “Company”), and Oaktree Tribune, L.P. and OCM FIE, LLC, each acting severally with respect to the Purchased Shares (as defined below) owned by it, and obligated hereunder severally but not jointly, and referred to collectively as “Seller”), and, for the purposes of Articles II and III hereof, the following entities (each, an “Oaktree Fund” and collectively “Oaktree Funds”): OCM Opportunities Fund VII, L.P., OCM Opportunities Fund VIIb, L.P., OCM Opportunities Fund VIIb (Parallel), L.P., Oaktree Opportunities Fund VIII, L.P., Oaktree Opportunities Fund VIII (Parallel), L.P., Oaktree Opportunities Fund VIII (Parallel 2), L.P., Oaktree Huntington Investment Fund, L.P., Oaktree Opportunities Fund VIIIb, L.P., Oaktree Opportunities Fund VIIIb (Parallel), L.P., Oaktree Value Opportunities Fund, L.P., and Oaktree FF Investment Fund, L.P.

WHEREAS, Seller directly owns 3,745,947 shares of the issued and outstanding common stock, par value $0.01 per share, of the Company (“Purchased Shares”), of which Oaktree Tribune, L.P. owns 3,741,371 shares and OCM FIE, LLC owns 4576 shares; and

WHEREAS, Seller desires to sell to the Company, and the Company desires to purchase from Seller, free and clear of any and all Liens (as defined herein), the Purchased Shares.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to the Company, and the Company agrees to purchase from Seller, all of the Purchased Shares, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or claims of any kind or nature whatsoever (collectively, “Liens”), with the obligations of Seller understood to be the several obligations of Oaktree Tribune, L.P. and OCM FIE, LLC, each with respect only to the Purchased Shares owned by it.

Section 1.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company shall pay to Seller a price per Purchased Share of $15.00 (the “Purchase Price”), for an aggregate price of $56,189,205 in cash (of which $56,120,565 shall be payable to Oaktree Tribune, L.P. and $68,640 shall be payable to OCM FIE, LLC).

Section 1.3 Change of Control Adjustment to Purchase Price.

(a) In the event that (i) (a) a definitive agreement with respect to a Change of Control (as defined in Section 1.3(b) below) is entered into on or before the first anniversary of the Closing, and the transaction or series of related transactions that are the subject of such agreement are subsequently consummated, or (b) a Change of Control is otherwise consummated on or before the first anniversary of the Closing, and (ii) the consideration per share payable to holders of the Company’s common stock in connection with such consummated Change of Control is greater than $15.00 per share, then by no later than the closing of such Change of Control, the Company shall pay to Seller (in the proportion based on the relative holdings of each Seller entity) the Additional Consideration (as defined in Section 1.3(c) below). The Additional Consideration shall be paid in cash by wire transfer of immediately available funds to an account designated by Seller, unless the consideration to be received by the Company’s stockholders pursuant to the consummated Change of Control consists of securities that are free from any restrictions on transfer and registered and freely saleable under the Securities Act of 1933, as amended (the “Securities Act”), in which case the Additional Consideration shall be paid in the form of such securities.

(b) A “Change of Control” means a transaction or series of related transactions resulting, directly or indirectly, in:

(i) a sale or transfer (other than between the Company and any of its subsidiaries, or between its subsidiaries) of more than 50% of the Company’s assets on a look-through basis, including the Company’s direct and indirect subsidiaries and their assets as assets of the Company; provided, however, that any sale or transfer following which the stockholders of the Company existing before such sale or transfer own more than fifty percent (50%) of the Company’s assets on a look-through basis before giving effect to such sale or transfer shall, in any such case, not constitute a Change of Control;

(ii) any person, “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or entity becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than fifty percent (50%) of the total voting power or economic rights of the Company’s then outstanding equity securities;

(iii) any merger with, acquisition of, consolidation with or other similar transaction involving the Company or any of its subsidiaries; provided, however, that (A) any merger with, acquisition of, consolidation with or other similar transaction involving the Company in which the stockholders of the Company existing immediately before such merger, acquisition, consolidation or other similar transaction continue to own more than fifty percent (50%) of total voting power and economic rights of the resulting entity’s then outstanding securities after giving effect to such merger, acquisition, consolidation or other similar transaction and (B) any transaction effected solely to change the Company’s state of incorporation shall, in any such case, not constitute a Change of Control;

(iv) a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 promulgated under the Exchange Act, 17 C.F.R. § 240.13e-3) involving the Company being taken private; or

(v) a liquidation, dissolution or winding up of the Company.

(c) The “Additional Consideration” shall be an amount equal to the result of multiplying

(i) the difference between (A) the consideration per share payable to holders of the Company’s common stock in connection with the Change of Control and (B) $15.00 by

(ii) the number of Purchased Shares.

(d) For purposes of calculating the “consideration per share payable to holders of the Company’s capital stock in connection with a Change of Control” under this Section 1.3, any securities to be delivered pursuant to a Change of Control shall be valued as follows:

(i) if traded on a national securities exchange or a national interdealer quotation system such as the Nasdaq National Market System, the value shall be deemed to be the average of the daily VWAP of the securities on such exchange or quotation system for the five (5) consecutive trading days immediately preceding the consummation of such Change of Control; and

(ii) if Section 1.3(d)(i) does not apply, the value shall be the fair market value thereof, as determined by a nationally-recognized investment bank unaffiliated with either party and selected by the mutual consent of the Company and Seller (provided that in the event that the Company and Seller cannot agree on an investment bank to perform such valuation, each of the Company and Seller shall select a nationally-recognized investment bank unaffiliated with either party and such two investment banks will select a third nationally-recognized investment bank unaffiliated with either party which shall perform such valuation). The fees and expenses of any investment bank performing the valuation pursuant to this Section 1.3(d)(ii) shall be shared equally by the Company and Seller.

Section 1.4 Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by a party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

Section 1.5 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place or be directed from the offices of Kirkland & Ellis LLP, 300 N. LaSalle Street, Chicago, Illinois 60654, at 10:00 a.m. local time on the date hereof, or at such other place, date or time as the parties may agree in writing (the “Closing Date”); provided that the Company’s obligations to consummate the transactions contemplated by this Agreement shall be conditioned on no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

Section 1.6	Closing Deliveries.

(a) At the Closing, in accordance with Section 1.2, the Company shall deliver or cause to be delivered to Seller the Purchase Price, by wire transfer of immediately available funds to such accounts as Seller has specified in writing.

(b) At the Closing, Seller shall cause to be delivered to the Company, by electronic delivery, the Purchased Shares, free and clear of any and all Liens.

ARTICLE II

COVENANTS

Section 2.1 Standstill.

(a) During the period beginning on the date hereof and ending on the date that is the second anniversary of the Closing Date (the “Standstill Period”), except as specifically permitted by the terms of this Agreement, Seller and each Oaktree Fund shall not, and shall cause each of their respective Affiliates (as defined in Section 5.3) not to, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any (i) Voting Securities (as defined in Section 5.3), or (ii) direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities.

(b) During the Standstill Period, except upon the express prior written invitation of the Company, Seller and each Oaktree Fund shall not, and shall cause each of their respective Affiliates not to, directly or indirectly, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act, which meanings shall apply for all purposes of this Agreement): (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) or exempt solicitation under Rule 14a-2(b)(1) or otherwise with respect to any Voting Securities (including by the execution of actions by written consent), become a “participant” or a “participant in a solicitation” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the Company or otherwise communicate with any stockholder of the Company pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act regarding the Company; (ii) initiate, propose or otherwise solicit, or participate in the solicitation of, stockholders for the approval of one or more stockholder proposals with respect to the Company, including any proposal made pursuant to Rule 14a-8 under the Exchange Act, or encourage or induce any other individual or entity to initiate any stockholder proposal relating to the Company, or make any demand or request for any list of the holders of Voting Securities; (iii) form, encourage the formation, join or in any way participate in a “group” which owns or seeks or offers to acquire beneficial ownership of Voting Securities or rights to acquire such securities or which seeks or offers to acquire control of the Company or influence its policies; (iv) solicit, seek or offer to effect, negotiate with or provide any information to any party with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the board of directors of the Company, to any director or officer of the Company or to any other stockholder of the Company with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the Exchange Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to: (A) any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Company or any subsidiary thereof, including, without limitation, a merger, tender or exchange offer, share repurchase or liquidation of the Company’s assets, (B) any acquisition or disposition of assets material to the Company, or (C) any request to amend, waive or terminate the provisions of this Agreement; (v) otherwise act, alone or in concert with others (including by providing financing for another party), to seek or offer to acquire control of the Company or influence, in any manner, its management, board of directors or policies; or (vi) assist or encourage any third party, whether or not as part of a “group” with such third party, to take any of the actions enumerated in this Section 2.1(b).

Section 2.2 Non-disparagement.

(a) Seller and each Oaktree Fund (each on its own behalf and on behalf of its directors and officers and successors and assigns (collectively, the “Seller Parties”)) agrees that, during the Standstill Period, it shall not, and shall cause its Affiliates not to (whether directly or indirectly, individually or in concert with others, publicly or privately, orally or in writing) engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information that is calculated to or is reasonably likely to have the effect of (i) undermining, impugning, disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon the Company or any of its directors, officers, subsidiaries and Affiliates or any of their respective successors and assigns, in each case known to Seller or such Oaktree Fund or individual, as applicable, to be associated with the Company (collectively, the “Company Parties”) or (ii) accusing or implying that any Company Party engaged in any wrongful, unlawful or improper conduct; provided, however, that (i) the Oaktree Funds and their Affiliates may make truthful statements to their investors in the ordinary course of business regarding the Company Parties as long as such investors are contractually bound to maintain the confidentiality of such statements, and (ii) in the event that Seller, an Oaktree Fund, or its directors, officers, successors or assigns (as applicable) is requested pursuant to, or required by, applicable law, regulation or legal process to testify or otherwise respond to a request from any governmental authority, it, he or she shall (unless prohibited by law) notify the Company promptly so that the Company may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or any Company Party waives compliance with the terms of this Section 2.2(a), such Seller, Oaktree Fund, director, officer, successor or assign shall furnish only such information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

(b) The Company (on its own behalf and on behalf of the Company Parties) agrees that, during the Standstill Period, it shall not, and shall cause its Affiliates not to (whether directly or indirectly, individually or in concert with others, publicly or privately, orally or in writing) engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information that is calculated to or is reasonably likely to have the effect of (i) undermining, impugning, disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon any of the Seller Parties or their Affiliates or (ii) accusing or implying that any Seller Party or its Affiliates engaged in any wrongful, unlawful or improper conduct; provided, however, that in the event that a Company Party is requested pursuant to, or required by, applicable law, regulation or legal process to testify or otherwise respond to a request from any governmental authority, the Company shall (unless prohibited by law) notify Seller and the Oaktree Funds promptly so that Seller and/or the Oaktree Funds, as applicable, may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or any Seller Party waives compliance with the terms of this Section 2.2(b), such Company Party shall furnish only such information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

Section 2.3 Public Announcement; Public Filings.

(a) Except as otherwise provided in this Section 2.3 or as required by law or valid legal process, each party agrees not to issue any press release or make any other public statement regarding this Agreement or the transactions contemplated herein without the other parties’ prior written consent (not to be unreasonably withheld, delayed or conditioned).

(b) Promptly following the date hereof, Seller will cause to be filed with the Securities and Exchange Commission an amendment to its Schedule 13D and, prior to filing, will provide the Company and its counsel a reasonable opportunity to review and comment upon such amendment.

(c) Following the date hereof (and within four business days hereafter, if so required), the Company may file with the Securities and Exchange Commission a Current Report on Form 8-K regarding the transactions contemplated herein and, prior to filing, will provide Seller and its counsel a reasonable opportunity to review and comment on such Form 8-K.

Section 2.4 Waiver and Release of Claims

(a) In further consideration of the parties’ execution, delivery and performance hereof, Seller and the Oaktree Funds each hereby expressly waives, releases, acquits and forever discharges the Company and its respective subsidiaries, Affiliates, officers, directors, shareholders, employees, partners, agents, attorneys, representatives, successors, assigns, heirs and personal representatives (the “Company Released Parties”), and the Company hereby expressly waives, releases, acquits and forever discharges Seller and the Oaktree Funds and their respective subsidiaries, Affiliates, officers, directors, employees, partners, agents, attorneys, representatives, successors, assigns, heirs and personal representatives (the “Oaktree Released Parties”) from any and all claims, demands and causes of action that such releasing party has or claims to have related to the Company or its interests therein (with respect to releases by Seller and the Oaktree Funds) or related to Seller and the Oaktree Funds (with respect to releases by the Company), known or unknown, of whatever nature, against the Company Released Parties or the Oaktree Released Parties, as applicable, that exist or may exist as of, or at any time prior to, the Closing Date. As used in this paragraph, “claims,” “demands” and “causes of action” include, but are not limited to, contract claims, tort claims, equitable claims and statutory claims of any type, including, for example and without limitation, claims for attorneys’ fees, claims for breach of contract, breach of implied contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, conspiracy, fraud, promissory fraud, fraudulent inducement of employment, tortuous interference with business relations, tortuous interference with contractual relations, estoppel, defamation, negligence, emotional distress, retaliation, harassment, discrimination, personal injury, debts, accounts, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, costs or other expenses; provided, however, that notwithstanding the foregoing provisions of this Section 2.4 or any other provision of this Agreement, this release does not and is not intended to release any claims and rights of the parties arising under or incurred in connection with this Agreement. Subject to the foregoing proviso, each party understands and agrees, in compliance with any statute or ordinance that requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and each party hereby expressly waives and relinquishes any and all claims, rights or benefits that it may have which are unknown to such party at the time of the execution of this Agreement or as of the Closing Date.

(b) Each of Seller and the Oaktree Funds represents and warrants to the Company and the Company represents and warrants to Seller and the Oaktree Funds that it is not aware of any claim by any of them other than the claims that are released by this Agreement (and any claims that may arise by virtue of this Agreement). The parties hereto hereby waive any protection to which they may otherwise be entitled against any Company Released Party or Oaktree Released Party, as applicable, by virtue of any law. In particular, and not by way of limitation, the parties represent and acknowledge that they are familiar with Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The parties, being aware of the foregoing California Civil Code section, hereby waive and relinquish any rights and/or benefits that they may have thereunder or under any similar statute or common law principle of any state or jurisdiction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OAKTREE FUNDS

Seller and each Oaktree Fund, severally and not jointly, hereby make the following representations and warranties to the Company, with each entity included in Seller and the Oaktree Funds representing and warranting only as to itself, to the extent applicable:

Section 3.1 Existence; Authority. Such entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite competence, power and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 3.2 Enforceability. This Agreement has been duly and validly executed and delivered by such entity and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Seller and Oaktree, as applicable, enforceable against each such person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 3.3 Ownership. Seller is the sole record owner of, and such Oaktree Fund has an economic ownership interest in, the Purchased Shares as shown on Exhibit A hereto, free and clear of any and all Liens. Seller has full power and authority to transfer to the Company full legal ownership of the Purchased Shares shown next to its name on Exhibit A, is not required to obtain the approval of any person or governmental agency or organization to effect the sale of such Purchased Shares, and the transfer of such Purchased Shares as contemplated hereby will effectively vest in the Company good, valid and marketable title to such Purchased Shares, free and clear of any and all Liens.

Section 3.4 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Seller or such Oaktree Fund, threatened against such entity that could impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.5 No Brokers or Finders. Neither Seller nor such Oaktree Fund has incurred and neither will incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of any other selling entity, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

Section 3.6 Other Acknowledgments.

(a) Seller and each Oaktree Fund hereby represents and acknowledges that it is a sophisticated investor and that it knows that the Company may have material Confidential Information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to Seller’s or such Oaktree Fund’s decision to sell its Purchased Shares or otherwise materially adverse to its interests. Seller and each Oaktree Fund acknowledges and agrees that the Company shall have no obligation to disclose to it any such information and hereby waives and releases, to the fullest extent permitted by law (including the federal securities laws), any and all claims and causes of action it has or may have against the Company and its Affiliates, officers, directors, employees, agents and representatives based upon, relating to or arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.

(b) Seller and each Oaktree Fund further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of its Purchased Shares and has, independently and without reliance upon the Company, made its or his own analysis and decision to sell its Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of its Purchased Shares, Seller and each Oaktree Fund is not relying on the Company (or any agent or representative thereof). Seller and each

Oaktree Fund has carefully considered and, to the extent it believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of its Purchased Shares. Seller and each Oaktree Fund acknowledges that neither the Company nor any of its directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind with respect to the Company except as expressly set forth in this Agreement.

(c) Seller and such Oaktree Fund are “accredited investors” as defined in Rule 501 promulgated under the Securities Act. The sale of the Purchased Shares by Seller (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to Sellers or to the Oaktree Funds.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to Seller and the Oaktree Funds:

Section 4.1 Existence; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

Section 4.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Seller, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 4.3 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against it that could impair the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.4 No Brokers or Finders. The Company has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of the Company, any liability for broker’s or finder’s fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

Section 4.5 Other Acknowledgments. The purchase of the Purchased Shares by the Company (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Company or its Affiliates.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement with respect to the Purchased Shares or the Company.

Section 5.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

If to the Company:

c/o tronc, Inc.

435 N. Michigan Avenue

Chicago, IL 60611

Attn: Justin Dearborn

Facsimile: (213) 237-4401

With a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attn: R. Scott Falk, P.C.

Sanford E. Perl, P.C.

Facsimile: (312) 862-2200

If to Seller or the Oaktree Funds:

c/o Oaktree Tribune, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attn: Emily Stephens

Facsimile: (213) 830-8599

With a copy to:

Munger, Tolles & Olson LLP

350 S. Grand Avenue, 50th Floor

Los Angeles, CA 90071

Attn: Robert Denham and Mary Ann Todd

Facsimile: (213) 687-3702

Section 5.3 Certain Definitions. As used in this Agreement, (a) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act; (b) the term “Voting Securities” shall mean the Company Shares and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, securities of the Company entitled to vote in the election of directors, whether or not subject to the passage of time or other contingencies; and (c) the Company and Seller and each Oaktree Fund will be referred to herein individually as a “party” and collectively as “parties.”

Section 5.4 Specific Performance. The Company, on the one hand, and Seller and each Oaktree Fund, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 5.5 No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 5.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 5.8 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.9 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.

Section 5.11 Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Delaware for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.

Section 5.12 Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or .pdf electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.13 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.14 Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

Section 5.15 No Right of Set-Off. Each party shall perform its obligations under this Agreement without setoff, deduction, recoupment, or withholding of any kind for amounts owed or payable by another party whether under this Agreement, applicable law, or otherwise and whether relating to such other party’s breach or otherwise.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

TRONC, INC.

By:	/s/ Justin Dearborn
Name:	Justin Dearborn
Title:	Chief Executive Officer

OCM FIE, LLC

By:	/s/ John B. Frank
Name:	John B. Frank
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

Oaktree Tribune, L.P.

By:	Oaktree AIF Investments, L.P.
Its:	General Partner

By:	/s/ John B. Frank
Name:	John B. Frank
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

OCM Opportunities Fund VII, L.P.

By:	OCM Opportunities Fund VII GP, L.P.
Its:	General Partner

By:	OCM Opportunities Fund VII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ John B. Frank
Name:	John B. Frank
Title:	Vice Chairman

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OCM Opportunities Fund VIIb, L.P.
OCM Opportunities Fund VIIb (Parallel), L.P.

By:	OCM Opportunities Fund VIIb GP, L.P.
Its:	General Partner

By:	OCM Opportunities Fund VIIb GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ John B. Frank
Name:	John B. Frank
Title:	Vice Chairman

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

Oaktree Opportunities Fund VIII, L.P.
Oaktree Opportunities Fund VIII (Parallel), L.P.
Oaktree Opportunities Fund VIII (Parallel 2), L.P.

By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ John B. Frank
Name:	John B. Frank
Title:	Vice Chairman

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

2

Oaktree Huntington Investment Fund, L.P.

By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ John B. Frank
Name:	John B. Frank
Title:	Vice Chairman

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

Oaktree Opportunities Fund VIIIb, L.P.
Oaktree Opportunities Fund VIIIb (Parallel), L.P.

By:	Oaktree Opportunities Fund VIIIb GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIIIb GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ John B. Frank
Name:	John B. Frank
Title:	Vice Chairman

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

Oaktree Value Opportunities Fund, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

3

By:	/s/ John B. Frank
Name:	John B. Frank
Title:	Vice Chairman

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

Oaktree FF Investment Fund, L.P.

By:	Oaktree FF Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ John B. Frank
Name:	John B. Frank
Title:	Vice Chairman

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

4

Exhibit A

I.	Record Ownership

Seller	Shares
Oaktree Tribune, L.P.	3,741,371
OCM FIE, LLC	4,576

II. Economic Interests
Oaktree Fund	Economic Interest
OCM Opportunities Fund VII, L.P.	17.63%
OCM Opportunities Fund VIIb, L.P.	55.84%
OCM Opportunities Fund VIIb (Parallel), L.P.	6.68%
Oaktree Opportunities Fund VIII, L.P.	7.70%
Oaktree Opportunities Fund VIII (Parallel), L.P.	1.20%
Oaktree Opportunities Fund VIII (Parallel 2), L.P.	0.26%
Oaktree Huntington Investment Fund, L.P.	1.91%
Oaktree Opportunities Fund VIIIb, L.P.	4.69%
Oaktree Opportunities Fund VIIIb (Parallel), L.P.	1.16%
Oaktree Value Opportunities Fund, L.P.	2.79%
Oaktree FF Investment Fund, L.P.	0.13%